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                                  EXHIBIT 16.1


December 11, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:


FAFCO, Inc.

We have read Item 4 of FAFCO, Inc. Form 8-K dated December 11, 1996 and are in agreement with the statements contained in paragraph 4 (a) therein.

Yours very truly,



/s/ Price Waterhouse LLP
------------------------
Price Waterhouse LLP